                            STOCK PURCHASE AGREEMENT


     STOCK PURCHASE AGREEMENT dated as of June 25, 1996 is entered into by and between Advance ParadigM, Inc., a Delaware corporation (the "Company"), and Blue Cross and Blue Shield of Texas, Inc., a Texas non-profit group hospital services organization (the "Investor").

     The parties hereto agree as follows:

1. DEFINITIONS. Unless the context otherwise requires, the terms defined in this SECTION 1 shall have the meanings herein specified for all purposes of this Agreement, applicable to both the singular and plural forms of any of the terms herein defined.

     "AFFILIATE" shall mean any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

     "AGREEMENT" shall mean this Agreement, including all schedules and exhibits hereto, as the Agreement may be from time to time amended, modified or supplemented.

     "APPROVED PLAN" shall mean any stock option plan of the Company or any other plan approved by the Board for the sale, grant, award or issuance to management, directors or employees of, or consultants to the Company of shares of Common Stock or options to purchase such shares pursuant to which plan any such sale, grant or award must be approved by the Board or a committee thereof duly authorized by the Board prior to such sale, grant, award or issuance.

     "AUDITED FINANCIAL STATEMENTS" shall have the meaning assigned to such term in SECTION 6.5 hereof.

     "BCBS-ILL" shall mean Health Care Service Corporation, a Mutual Legal Reserve Company, d/b/a Blue Cross and Blue Shield of Illinois, Inc.

     "BOARD" shall mean the Board of Directors of the Company.

     "CERTIFICATE AMENDMENT" shall mean the amendment to the Company's Certificate of Incorporation that authorizes the terms and preferences of the Preferred Stock as agreed to by the parties in the Description of Preferred Stock.

     "COMMON STOCK" shall mean the Company's common stock, par value $0.01 per share.

     "COMMISSION" shall mean the Securities and Exchange Commission or any other Federal agency at the time administering the Securities Act.

     "COMPANY" shall have the meaning assigned to it in the introductory paragraph of this Agreement.

     "CONVERSION STOCK" shall mean the unissued Common Stock into which the Preferred Stock is convertible and the Common Stock issued upon such conversion.

     "DESCRIPTION OF PREFERRED STOCK" shall mean the Description and Designation of the Series B Preferred Stock attached hereto as EXHIBIT A.


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     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934 or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     "HOLDER" of any Security shall mean the record or beneficial owner of such Security. A Holder of Preferred Stock shall be treated as the Holder of the Conversion Stock underlying the Preferred Stock.

     "INITIAL PUBLIC OFFERING" shall mean the first underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offering and sale of Common Stock for the account of the Company on a firm commitment basis.

     "INVESTOR" shall have the meaning assigned to it in the introductory paragraph of this Agreement.

     "ISSUANCE DATE" shall mean the date that the Company receives payment for and issues the certificate evidencing the shares of Preferred Stock purchased by the Investor.

     "LIEN" shall mean any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

     "ORIGINAL ISSUE PRICE PER SHARE" shall mean the price per share paid by the Investor for the issuance of the Preferred Stock ($3,850.00), as adjusted from time to time in accordance with Section 5(b) of the Description of Preferred Stock.

     "PERSON" shall include all natural persons, corporations, business trusts, associations, companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.

     "PREFERRED STOCK" shall mean the Company's Series B Convertible Preferred Stock, par value $ 0.01 per share.

     "REGISTRABLE SECURITIES" shall mean, Conversion Stock and any Common Stock issued with respect to such Conversion Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

     "RESTRICTED SECURITIES" shall mean subject to (i) the Preferred Stock issued hereunder, (ii) the Conversion Stock and (iii) any securities issued with respect to the securities referred to in clauses (i) or (ii) above by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.

     "SECURITIES" shall mean the Conversion Stock and the Preferred Stock, collectively.

     "SECURITIES ACT" shall mean the Securities Act of 1933, or any similar Federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

     "SUBSIDIARY" shall mean any corporation, partnership, joint venture, association or other business entity at least 50% of the outstanding voting stock or voting interests of which is at the time owned or controlled directly or indirectly by the Company or by one or more of such subsidiary entities or both.


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2.   AUTHORIZATION OF SECURITIES.  The Company has authorized the issuance and sale of 2,597 shares of its Preferred Stock, having the rights, preferences and privileges set forth in the Description of Preferred Stock, attached hereto as EXHIBIT A.

3.   ISSUANCE OF PREFERRED STOCK.

     3.1 SALE AND PURCHASE OF PREFERRED STOCK. Upon the terms and subject to the conditions herein contained, and in reliance on the representations and warranties of the Company contained herein, the Investor agrees to purchase from the Company, and the Company agrees to sell to the Investor, 2,597 shares of Preferred Stock (the "INITIAL NUMBER OF PREFERRED SHARES") at the purchase price of Ten Million Dollars ($10,000,000); provided, however, that the Initial Number of Preferred Shares issued to the Investor shall be subject to adjustment upon the Initial Public Offering as set forth in SECTION 3.2 hereof. The Company shall deliver to the Investor a certificate or certificates evidencing the shares of Preferred Stock being purchased by it, which shall be registered in the Investor's name, against delivery to the Company of payment by wire transfer in an amount equal to Ten Million Dollars ($10,000,000).

     3.2 ADJUSTMENT IN CERTAIN EVENTS. If the Company consummates an Initial Public Offering within twelve (12) months of the Issuance Date, the Initial Number of Preferred Shares shall be adjusted by multiplying (i) the Initial Number of Preferred Shares by (ii) the fraction, the numerator of which is the Original Issue Price per Share and the denominator of which is the per share "Price to Public" reflected on the cover page of the final prospectus in the Initial Public Offering (the "ADJUSTED NUMBER OF PREFERRED SHARES"). The Company shall calculate the Adjusted Number of Preferred Shares immediately upon consummation of an Initial Public Offering within twelve (12) months of the Issuance Date and, thereupon, shall deliver written notice to the Investor with respect to its Adjusted Number of Preferred Shares. Upon receipt of such notice, the Investor shall promptly return to the Company the original certificate evidencing its Initial Number of Preferred Shares. Upon receipt of such certificate, the Company shall promptly issue and deliver to the Investor a replacement certificate evidencing its Adjusted Number of Preferred Shares. The adjustment in the number of shares of Preferred Stock issued to and registered in the name of the Investor shall occur automatically as described in this
SECTION 3.2, notwithstanding that the certificate representing the Initial Number of Preferred Shares has not been returned to the Company or that the certificate evidencing the Adjusted Number of Preferred Shares has not been issued, as the case may be.

4.   INVESTOR REPRESENTATION.

     4.1 RESTRICTIONS ON TRANSFER. The Investor understands and agrees that the Restricted Securities have not been registered under the Securities Act, and that accordingly they will not be transferable except as permitted under various exemptions contained in the Securities Act, or upon satisfaction of the registration and prospectus delivery requirements of the Securities Act. The Investor acknowledges that it must bear the economic risk of its investment in the Restricted Securities for an indefinite period of time.

     4.2 REPRESENTATION. The Investor hereby represents and warrants to the Company that it is acquiring the Securities for investment purposes only, for its own account, and not as nominee or agent for any other Person, and not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act. The Investor represents and warrants that it has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment. The Investor or its representative has received and read or reviewed, and is familiar with, this Agreement, the Description of the Preferred Stock, and the Audited Financial Statements, and confirms that all documents, records and books, pertaining to the Investor's investment in the Company and requested by it or its


                                        3

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representative have been made available or delivered to the Investor.  The
Investor represents that it is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act. The parties intend the sale and purchase of the Preferred Stock will qualify with the provisions of Rule 152 of the Securities Act.

5.   RESTRICTIONS ON TRANSFERS.

     5.1  RESTRICTIONS ON TRANSFER OF THE PREFERRED STOCK .

     (a) GENERAL. Except as otherwise set forth in this SECTION 5.1, the Investor agrees that it will not sell, pledge or otherwise transfer any interest in any shares of the Preferred Stock.

     (b) TRANSFERS TO AFFILIATES. The provisions of SECTION 5.1(a) notwithstanding, the Investor shall be entitled to transfer the Preferred Stock held by it to its Affiliates or BCBS-Ill, provided that BCBS-Ill or any such Affiliate first deliver to the Company their written acknowledgment of, and agreement to be bound by, the terms and provisions contained in this Agreement; and the Investor delivers to the Company an opinion of counsel, reasonably acceptable in form and substance to the Company and its counsel, that registration under the Securities Act is not required in connection with such transfer. The foregoing notwithstanding, the Investor shall, without the prior written consent of the Company which consent will not be unreasonably withheld, transfer any shares of Preferred Stock to any Affiliate, nor any officer, director, employee or holder of debt or equity in any Affiliate that is engaged in the business, or has an Affiliate engaged in the business of pharmacy benefit management services, pharmacy network management, pharmacy claims adjudication, mail service pharmacy, clinical services, disease state management, case management and/or outcomes management, or the manufacture of drugs, biotech products or biologicals.

     (c) AFFILIATES' PROXY. In the event that an Investor transfers less than all of its Preferred Stock to an Affiliate pursuant to SECTION 5.1(b), the Investor shall exercise all of the rights inuring under this Agreement with respect to such transferred Preferred Stock and the transferees shall grant the Investor proxies to exercise such rights. In the event that an Investor transfers all of its Preferred Stock to an Affiliate pursuant to
SECTION 5.1(b), one such transferee reasonably acceptable to the Company shall be designated by the Investor to exercise all rights inuring under this Agreement with respect to such Preferred Stock and the other transferees shall grant such designated transferee proxies to exercise such rights.

     5.2  RESTRICTIONS ON TRANSFER OF THE CONVERSION STOCK.

     (a)   GENERAL.   During the first two years following the Issuance Date,
the Investor agrees that it will not sell, pledge or otherwise transfer any interest in any shares of the Conversion Stock, without the prior written consent of the Company. At any time after the second anniversary of the Issuance Date, the Investor may sell, pledge or otherwise transfer shares of the Conversion Stock to third parties ("THIRD PARTY TRANSFER"); provided that such transfer is in accordance with this SECTION 5.2, and provided further that the transferring Investor delivers to the Company an opinion of counsel, reasonably acceptable in form and substance to the Company and its counsel, that registration under the Securities Act is not required in connection with such transfer. The foregoing notwithstanding, the Investor agrees that it shall not transfer any shares of Conversion Stock to any person or entity, nor any officer, director, employee or holder of debt or equity in any entity that is engaged in the business, or has an Affiliate engaged in the business of pharmacy benefit management services, pharmacy network management, pharmacy claims adjudication, mail service pharmacy, clinical services, disease state management, case management and/or outcomes management, or the manufacture of drugs, biotech products or biologicals.



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     (b)  SALE NOTICE.  At least 60 days prior to making any Third Party
Transfer under SECTION 5.2(b), the transferring Investor will deliver a written notice (the "SALE NOTICE") to the Company. The Sale Notice will disclose in reasonable detail the identity of the prospective transferee(s) and the terms and conditions of the proposed transfer. The Investor agrees not to consummate any such transfer until 60 days after the Sale Notice has been delivered to the Company.

     (c) FIRST REFUSAL RIGHTS. The Company may elect to purchase some or all of the Conversion Stock to be transferred upon the same terms and conditions as those set forth in the Sale Notice by delivering a written notice of such election to the Investor within 30 days after the receipt of the Sale Notice by the Company. If the Company elects to purchase any shares of Conversion Stock, the Company shall consummate such purchase within 30 days of delivery of notice of intent to purchase. If the Company has not elected to purchase all of the Conversion Stock specified in the Sale Notice, the Investor may transfer the Conversion Stock specified in the Sale Notice at a price and on terms no more favorable to the transferee(s) thereof than specified in the Sale Notice during the 60-day period immediately following notice of the Company's election not to purchase such shares. Any shares of Conversion Stock not transferred within such 60-day period will be subject to the provisions of this SECTION 5.2 upon subsequent transfer.

     (d) NON-CASH CONSIDERATION. In the event the consideration for the Conversion Stock as disclosed in the Sale Notice is other than cash, a promissory note or a combination thereof, the price for the Conversion Stock shall be the value of that consideration as agreed to by the transferring Investor and the Company, or, if no agreement can be reached as to the valuation of such consideration, the fair market value of such consideration as determined by two appraisers (one appointed by the Investor and one appointed by the Company). In the event the two appraisers are unable to agree on a fair market value within 20 days after they are appointed, the fair market value of the consideration shall be the average of the appraised values of the two appraisers; provided, however, that if the appraised values of the two appraisers differ by more than ten percent (10%) of the higher of the two appraised values, the two respective appointed appraisers shall select a third appraiser who shall independently, within 20 days after this appointment, make a determination of the value of the consideration and the average of the appraised values of the three appraisers shall be the purchase price and shall be binding on the parties hereto. The transferring Investor and the Company shall each bear the cost of their respective appraisers and shall share the cost equally of the third appraiser, if any. Notwithstanding anything herein to the contrary, if an appraisal is used to determine the value of the consideration pursuant to this SECTION 5.2(d), the time periods provided for in SECTIONS 5.2(b) and 5.2(c) shall be tolled from the time of the initial appointment of the two appraisers until a final appraised value is determined pursuant to this SECTION 5.2(d).

     (e) PUBLIC SALE. At any time after the second anniversary of the Issuance Date, if the Company has consummated its Initial Public Offering, the Investor may sell, pledge or otherwise transfer shares of the Conversion Stock to the public in a market transaction without complying with the restrictions set forth in SECTION 5.2(b), (c) and (d).

     5.3 LEGEND. The certificates representing the Restricted Securities will bear the following legend:

     "THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY BE REOFFERED AND SOLD ONLY IF SO REGISTERED OR IF AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER,



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CERTAIN REPURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN A STOCK
PURCHASE AGREEMENT BETWEEN THE COMPANY AND THE INVESTOR, DATED AS OF JUNE ____, 1996, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE."

Any legend endorsed on a certificate pursuant to SECTION 5.3 hereof and the stop transfer instructions and record notations with respect thereto shall be removed and the Company shall issue a certificate without such legend to the holder thereof at such time as the securities evidenced thereby cease to be Restricted Securities.

     5.4 EXTRAORDINARY TRANSACTION. In the event of a merger of the Company with a third party where the Company is not the surviving entity, sale of a majority of the capital stock of the Company, or the sale of all or substantially all of its assets ("EXTRAORDINARY TRANSACTION"), the Restricted Securities shall be entitled to receive the same benefits as the holders of the Common Stock will receive in the Extraordinary Transaction. The Investor agrees to consent to and execute all required documents in connection with the Extraordinary Transaction. The Investor acknowledges that the Preferred Stock has no voting rights, including without limitation with respect to any proposed Extraordinary Transaction.

6. REPRESENTATIONS AND WARRANTIES BY THE COMPANY. In order to induce the Investor to enter into this Agreement and to purchase the Preferred Stock, the Company hereby covenants with, and represents and warrants to, the Investor as follows:

     6.1 ORGANIZATION AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite authority and power (corporate and other), governmental licenses, authorizations, consents and approvals to carry on its business as presently conducted and as contemplated to be conducted, to own, hold and operate its properties and assets as now owned, held and operated by it, to enter into this Agreement, to issue the Securities and to carry out the provisions hereof and the terms of the Description of Preferred Stock. The Company is duly qualified, licensed or domesticated as a foreign corporation in good standing in each jurisdiction wherein the nature of its respective activities or the properties owned or leased makes such qualification, licensing or domestication necessary.

     6.2 ISSUANCE OF THE RESTRICTED SECURITIES. The issuance of the Preferred Stock has been duly authorized and, upon delivery to the Investor of certificates therefor against payment in accordance with the terms of this Agreement, the Preferred Stock will have been validly issued and fully paid and will be nonassessable, have the rights, preferences, and privileges specified in the Description of Preferred Stock and will be free of preemptive rights, and will be free and clear of all Liens and restrictions, other than Liens that might have been created by the Investor and restrictions on transfer imposed by this Agreement and the Securities Act. The issuance of the Conversion Stock has been duly authorized and has been reserved for issuance upon conversion of the Preferred Stock and, when issued upon conversion of the Preferred Stock in accordance with the terms of the Description of Preferred Stock, the Conversion Stock will have been validly issued and fully paid and will be nonassessable Common Stock and will be free of preemptive rights, and will be free and clear of all Liens and restrictions, other than Liens that might have been created by the Investor and restrictions imposed by this Agreement and the Securities Act.

     6.3 AUTHORIZATION OF THIS AGREEMENT. The execution, delivery and performance by the Company of this Agreement and the offer, sale, issuance and delivery of the Securities pursuant hereto, are within the Company's corporate powers, have been duly authorized by all necessary


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corporate action, and do not require from the Board or stockholders of the
Company any consent or approval that has not been validly and lawfully obtained.

     6.4 NO BROKERS OR FINDERS. No Person has, or as a result of the transactions contemplated herein will have, any right or valid claim against the Company or the Investor for any commission, fee or other compensation as a finder or broker, or in any similar capacity, and the Company will indemnify and hold the Investor harmless against any liability or expense arising out of, or in connection with, any such claim.

     6.5 FINANCIAL STATEMENTS. Attached hereto as SCHEDULE 6.5 are the Company's audited, consolidated balance sheet as of March 31, 1996 and the audited consolidated statements of income, cash flows and stockholder's equity for the period then ended (the "AUDITED FINANCIAL STATEMENTS"), together with the related opinion of Arthur Andersen L.L.P., the Company's independent certified public accountants. These financial statements (i) are in accordance with the books and records of the Company, (ii) present fairly the consolidated financial condition of the Company at March 31, 1996 and other dates therein specified and the consolidated results of its operations and changes in financial conditions for the periods therein specified, and (iii) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods.

     6.6  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as disclosed on
SCHEDULE 6.6 hereto, neither the Company nor any Subsidiary has any material debt, obligation or liability (whether accrued, absolute, contingent, liquidated or otherwise, whether due or to become due, whether or not known to the Company or any Subsidiary) arising out of any transaction entered into at or prior to the Issuance Date, or any act or omission at or prior to the Issuance Date, or any state of facts existing at or prior to the Issuance Date, including taxes with respect to or based upon the transactions or events occurring at or prior to the Issuance Date, and including, without limitation, unfunded past service liabilities under any pension, profit sharing or similar plan, except (a) to the extent set forth on or reserved against in the Balance Sheet, and (b) current liabilities incurred and obligations under agreements entered into, in the usual and ordinary course of business since March 31, 1996, none of which (individually or in the aggregate) materially and adversely affects the business, properties, finances or prospects of the Company or any Subsidiary.

7.   REGISTRATION OF RESTRICTED SECURITIES; LIMITATIONS ON STOCKHOLDINGS.

     7.1 PIGGY-BACK REGISTRATION RIGHTS. If the Company exercises its right under SECTION 5(i) of the Description of Preferred Stock to convert the Preferred Stock into Common Stock, and thereafter, the Company shall determine to register for its own account or the account of others under the Securities Act any of its equity securities, it shall send to the Investor, written notice of such determination and, if within fifteen (15) days after receipt of such notice, any Holder of Restricted Securities shall so request in writing, the Company shall include in such registration statement all or any part of the Registrable Securities such holder requests to be registered. The obligations of the Company under this SECTION 7.1 may be waived at any time upon the written consent of the Investor.

     (a) CUT-BACK. If, in connection with any offering involving an underwriting of Common Stock to be issued by the Company, the managing underwriter shall impose a limitation on the number of shares of such Common Stock which may be included in the registration statement because, in its judgment, such limitation is necessary to effect an orderly public distribution, then the Company shall be obligated to include in such registration statement only such limited portion of the Registrable Securities with respect to which such holder has requested inclusion hereunder; PROVIDED, HOWEVER, the Investor agrees that Advance Health Care, Inc. (or the successors to its registration rights) and the holders of the Series A Preferred Stock


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(or the common stock obtained upon conversion of such Series A Preferred Stock)
shall be entitled to include in such registration statement all registrable shares held by such Person BEFORE any of the Investor's Registrable Securities shall be included. Any exclusion of Registrable Securities shall be made pro rata among the Holders of Registrable Securities (or their assigns) seeking to include such Securities in proportion to the number of such Securities held by such holder (or their assigns).

     (b) REGISTRATION PROCEDURES. The Company will use good faith efforts to maintain the effectiveness for up to 90 days of any registration statement pursuant to which the Registrable Securities are being offered, and from time to time will amend or supplement such registration statement and the prospectus contained therein to the extent necessary to comply with the Securities Act and any applicable State security statute or regulation. The Company will also provide the Investor with as many copies of the prospectus contained in any such registration statement as it may reasonably require. After consummation of the Initial Public Offering, the Company will timely file with the Commission such information as the Commission requires under the Exchange Act of 1934, as amended. Beginning after the second anniversary of the Issuance Date and after consummation of the Initial Public Offering, the Company agrees, upon request from the Investor, to cooperate in transfers of the Conversion Securities pursuant to Rule 144 under the Securities Act.

     (c) INDEMNIFICATION. The Company and any holders of Registrable Securities that are included in registration under this SECTION 7.1 agree to provided standard indemnification to the other relating to the disclosures in the registration statement made by the Company or the holders of the Registrable Securities, as the case may be.

     (d)  EXPENSES.  In the event the Investor exercises its rights under this
SECTION 7.1, the Investor shall bear its proportionate share of the cost and expenses of such registration.

     (e) EXPIRATION. The obligations of the Company under this SECTION 7.1 shall expire on the fifth anniversary of the Company's Initial Public Offering. This SECTION 7.1 shall not apply to a registration of Securities of Common Stock on Form S-8 or Form S-4 or their then equivalents relating to an offering of shares of Common Stock to be issued solely in connection with any acquisition of any entity or business or otherwise issuable in connection with any stock option or employee benefit plan.

     7.2 MARKET STANDSTILL. The Investor agrees that in the event the Company proposes to offer for sale to the public any of its equity securities in any public offering (whether for its own account or the account of others), and if requested in writing by the Company and an underwriter of the proposed offering of Common Stock or other securities of the Company, then the Investor will agree to a restriction whereby the Investor and any other Holder of Registrable Securities will not sell, grant any option or right to buy or sell, or otherwise transfer or dispose of in any manner, to the public in any open market transactions, any Common Stock or other securities of the Company held by it for 180 days (the "LOCK-UP PERIOD") following the effective date of the registration statement of the Company filed under the Securities Act. Such agreements shall be in writing and in form and substance pursuant to customary and prevailing terms and conditions for such lock-up agreements. The Company may impose stop-transfer instructions with respect to the securities subject to the foregoing restrictions until the end of the Lock-Up Period.

     7.3 LIMITATION ON STOCK HOLDINGS. The Investor agrees that in no event, shall it, either independently or together with its Affiliates, or together with BCBS-Ill and their respective Affiliates, own Common Stock or rights to acquire Common Stock, that represent, or if converted to Common Stock would represent, more than twenty percent (20%) of the Company's issued and outstanding Common Stock.


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8.   MISCELLANEOUS.

     8.1 WAIVERS AND AMENDMENTS. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally or by course of dealing, but only by a statement in writing signed by the Company and the Investor. Upon the effectuation of each such waiver, consent or agreement of amendment or modification, the Company shall promptly give written notice thereof to the Holders of the Restricted Securities who have not previously consented thereto in writing. The Investor acknowledges that, by operation of this SECTION 8.1, the Investor have the right and power to diminish or eliminate certain rights of any Holders of Securities other than the Investor under this Agreement.

     8.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by express overnight delivery service, cable, telegram, facsimile transmission (confirmed by telephone conversation with an officer of the Company, or the Investor) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

                             (a) if to the Company:
                          545 E. John Carpenter Freeway
                                   Suite 1900
                                Irving, TX  75062
                         Attn:  Chief Executive Officer

                               (b) if to Investor:
                            901 S. Central Expressway
                              Richardson, TX 75080
                             Attn:  Michael R. Lewis

Notice so given shall, in the case of notice so given by mail, be deemed to be given and received on the fourth calendar day after posting, in the case of notice so given by overnight delivery service, on the date of actual delivery and, in the case of notice so given by cable, telegram, facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.

     8.3 SEVERABILITY. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

     8.4 PARTIES IN INTEREST. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto, whether so expressed or not, and, in particular, shall inure to the benefit of and be enforceable by the Holder or Holders at the time of any of the Securities. This Agreement shall not run to the benefit of or be enforceable by any Person other than a party to this Agreement and its successors and assigns.

     8.5 HEADINGS. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

     8.6 CHOICE OF LAW. THIS AGREEMENT WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF TEXAS.

     8.7 EXPENSES. Except as otherwise specifically provided herein, each party shall be responsible for any fees and expenses incurred in the review, performance and compliance with this Agreement, the Certificate Amendment and the transactions contemplated hereby and thereby.

     8.8 COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

     8.9 TERMINATION. This Agreement shall terminate at such time as no Restricted Securities are outstanding.

     8.10 COMPLETE AGREEMENT. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

     IN WITNESS WHEREOF, the Company and the Investor have caused this Agreement to be duly executed as of the date first written above.

                              ADVANCE PARADIGM, INC.



                              By:    /s/ David D. Halbert
                                     ------------------------------------
                                     David D. Halbert
                                     Chairman and Chief Executive Officer



                              BLUE CROSS AND BLUE SHIELD OF TEXAS, INC.


                              By:    /s/ Rogers K. Coleman, M.D.
                                     ------------------------------------
                              Name:  Rogers K. Colemena, M.D.
                              Title: President and Chief Executive Officer

                                  SCHEDULE 6.5

                          AUDITED FINANCIAL STATEMENTS


                                    ATTACHED

                                  SCHEDULE 6.6


                             UNDISCLOSED LIABILITIES



Lease effective May 15, 1996 for approximately 23,000 square feet of office space at One Signature Place (Preston and Beltline) in Dallas, Texas.

Lease of Information Technology Hardware and Software effective June 1996

                                    EXHIBIT A

                                       TO

                            STOCK PURCHASE AGREEMENT


             DESCRIPTION AND DESIGNATION OF SERIES B PREFERRED STOCK


     1. DESIGNATION. Up to 3,000 shares of the Company's Preferred Stock shall be designated the "SERIES B PREFERRED STOCK". All numbers relating to the calculation of cumulative dividends, liquidation preference per share, or redemption price per share of the Series B Preferred Stock shall be subject to equitable adjustment in the event of any stock dividend, stock split, combination, reorganization, recapitalizations, reclassification or other similar event involving a change in the capital structure of the Series B Preferred Stock.

     2.   DIVIDENDS.

          (a) CUMULATIVE. The holder of the outstanding shares of Series B Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends calculated without compounding, at the annual rate of two percent (2%) of the Original Issue Price per share (as defined in SECTION 3(a)). Such cumulative dividends shall accrue and accumulate from the date of original issuance. Such dividends on the Series B Preferred Stock shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for the Common Stock.

          (b) PAYMENTS OF DIVIDENDS. Cumulative dividends on the Series B Preferred Stock shall be payable annually on the 31st day of March, commencing March 31, 1997 and shall be payable, whether or not earned or declared, upon liquidation or redemption. Upon conversion of the Series B Preferred Stock pursuant to Section 5 hereof, all such accrued and unpaid cumulative dividends on the Series B Preferred Stock to and until the date of such conversion shall not be due and payable and shall be forfeited.

     3.   LIQUIDATION, DISSOLUTION OR WINDING UP.

          (a) PREFERENCE. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, or in the event of its insolvency, before any distribution or other payment is made to any holders of any shares of any class or series of capital stock of the Company designated to be junior to the Series B Preferred Stock, including the Common Stock, and subject to the liquidation rights and preferences of the Company's Series A Convertible Preferred Stock, par value $0.01 per share (the "SERIES A PREFERRED STOCK") or any future class or series of preferred stock designated to be senior to, or on a parity with, the Series A Preferred Stock, the holders of each share of Series B Preferred Stock shall be entitled to be paid first out of the assets of the Company available for distribution to holders of the Company's capital stock of all classes whether such assets are capital, surplus or earnings, an amount equal to the greater of:

                 (i) $3,850 per share of Series B Preferred Stock (as adjusted from time to time in accordance with SECTION 5 hereof, the "ORIGINAL ISSUE PRICE"), PLUS all declared or accrued and unpaid dividends thereon, whether or not earned or declared, up to and including the date full payment shall be tendered to the holders of the Series B Preferred Stock with respect to such liquidation, dissolution or winding up; or

                (ii) such amount per share of Series B Preferred Stock as would have been payable had each such share been converted to Common Stock immediately prior to such event of liquidation, dissolution or winding up pursuant to the provisions of Section 5 hereof.

If, upon liquidation, dissolution or winding up of the Company, the assets of the Company available for distribution to its stockholders shall be insufficient to pay the holders of the Series B Preferred Stock the full amounts to which they otherwise would be entitled, the holders of Series B Preferred Stock shall share ratably in any distribution of available assets according to the respective amounts which would otherwise be payable with respect to the shares of Series B Preferred Stock held by them upon such liquidating distribution if all amounts payable on or with respect to said shares were paid in full, based upon the aggregate liquidation value of the Series B Preferred Stock.

          (b) REMAINING ASSETS. After payment shall have been made in full to the holders of the Series B Preferred Stock, or funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Series B Preferred Stock so as to be available for such payment, the remaining assets available for distribution shall be distributed ratably among the holders of the Common Stock.

          (c) TREATMENT OF REORGANIZATIONS, CONSOLIDATIONS, MERGERS, AND SALES OF ASSETS. A Reorganization (as defined in SECTION 5(d)) shall be regarded as a liquidation, dissolution or winding up of the affairs of the Company within the meaning of this SECTION 3; PROVIDED, HOWEVER, that the holders of more than fifty percent (50%) of the outstanding shares of Series B Preferred Stock shall have the right to elect the benefits of the provisions of SECTION 5(d) hereof in lieu of receiving payment in liquidation, dissolution or winding up of the Company pursuant to this SECTION 3. The holders of more than fifty percent (50%) of the outstanding shares of Series B Preferred Stock have the right to bind the holders of all outstanding shares of Series B Preferred Stock under this
SECTION 3(b) or SECTION 5(d).

          The provisions of this SECTION 3(b) and SECTION 5(d) shall not apply to any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Company, (2) a merger of the Company with or into a wholly-owned subsidiary of the Company that is incorporated in the United States of America, or (3) an acquisition by merger, reorganization or consolidation, of which the Company is substantively the surviving corporation and operates as a going concern.

     4. VOTING RIGHTS. The holders of shares of Series B Preferred Stock shall not be entitled to vote on any matter.

     5. CONVERSION RIGHTS. The holders of the Series B Preferred Stock shall have the following rights with respect to the conversion of such shares into shares of Common Stock:

          (a) CONVERSION. Subject to and in compliance with the provisions of this SECTION 5, all shares of the Series B Preferred Stock may be converted into
fully-paid and non-assessable shares of Common Stock.   Each share of Series B
Preferred Stock shall be initially convertible into one  share of Common Stock.

          (b) UPON EXTRAORDINARY COMMON STOCK EVENTS. Upon the occurrence of an Extraordinary Common Stock Event (as hereinafter defined), the Series B Preferred Stock shall automatically become, and thereafter be, convertible into that number of shares of Common Stock obtained by multiplying (i) the number of shares of Series B Preferred Stock issued and outstanding as of the closing date of the Extraordinary Common Stock Event by (ii) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event. Upon the occurrence of an Extraordinary Common Stock Event, the Original Issue Price shall automatically become, and thereafter be, the price per share of issued and outstanding Series B Preferred Stock obtained by multiplying (i) the Original Issue Price as of the date of the Extraordinary Common Stock Event by (ii) a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such Extraordinary Common Stock Event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such
Extraordinary Common Stock Event.   An "EXTRAORDINARY COMMON STOCK EVENT" shall
mean (i) the issue of additional shares of Common Stock as a dividend or other distribution on outstanding shares of Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination or reverse stock split of outstanding shares of Common Stock into a smaller number of shares of the Common Stock.

          (c) DIVIDENDS. In the event the Company shall make or issue, or shall fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution (other than a distribution in liquidation or other distribution otherwise provided for herein) with respect to the Common Stock payable in (i) securities of the Company other than shares of Common Stock, or (ii) other assets (excluding cash dividends or distributions), then, and in each such event, provision shall be made so that the holders of the Series B Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the number of securities or such other assets of the Company which they would have received had their Series B Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the Conversion Date (as that term is hereafter defined in SECTION 5(f)), retained such securities or such other assets receivable by them during such period, giving application to all other adjustments called for during such period under this SECTION 5 with respect to the rights of the holders of the Series B Preferred Stock.

          (d)  REORGANIZATION.  Subject to the Company's rights under
SECTION 5(i) hereof, if at any time or from time to time there shall be a capital reorganization of the Common Stock (other than an Extraordinary Common Stock Event or dividend provided for elsewhere in this SECTION 5) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's capital stock or assets to any other person, or any other form of business combination, acquisition or reorganization in which control of the Company is transferred (a "REORGANIZATION"), then, as a part of and a condition to such

Reorganization, provision shall be made so that the holders of the Series B Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock the same kind and amount of stock or other securities or property (including cash) of the Company, or the successor corporation resulting from such Reorganization, to which such holder would have received if such holder had converted its shares of Series B Preferred Stock into shares of Common Stock immediately prior to the effective time of such Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this SECTION 5 so that the provisions of this SECTION 5 (including the number of shares of Common Stock or other securities issuable upon conversion of such shares of Series B Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable. A "Reorganization" as defined in this SECTION 5(d) shall not include any reorganization, merger or consolidation involving (1) only a change in the state of incorporation of the Company, (2) a merger of the Company with or into a wholly-owned subsidiary of the Company that is incorporated in the United States of America, or (3) an acquisition by merger, reorganization or consolidation in which the Company is substantively the surviving corporation and operates as a going concern.

          (e) CERTIFICATE TO ADJUSTMENTS; NOTICE BY COMPANY. In each case of an adjustment or readjustment of the number of shares into which the Preferred Stock is convertible, the Company at its expense will furnish each holder of Series B Preferred Stock with a certificate showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

          (f) EXERCISE OF CONVERSION PRIVILEGE. To exercise its conversion privilege, each holder of Series B Preferred Stock shall surrender the certificate(s) representing all of such holder's shares of the Series B Preferred Stock to the Company at its principal office, and shall give written notice to the Company at that office that such holder elects to convert such shares. The certificates for shares of Series B Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. The date when such written notice is received by the Company, together with the certificate(s) representing the shares of Series B Preferred Stock being converted, shall be the "CONVERSION DATE". As promptly as practicable after the Conversion Date, the Company shall issue and shall deliver to the holder of the shares of Series B Preferred Stock being converted, or on its written order, such certificate(s) as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock in accordance with the provisions of this SECTION 5. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Series B Preferred Stock shall cease and the person(s) in whose name(s) any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby.

          (g) RESERVATION OF COMMON STOCK. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Company shall take such action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (h) NO REISSUANCE OF SERIES B PREFERRED STOCK. No share or shares of Series B Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares which the Company shall be authorized to issue. The Company shall from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series B Preferred Stock.

          (i) COMPANY'S CONVERSION OF PREFERRED STOCK. Subject to and in compliance with the provisions of this SECTION 5, the Company may, upon written notice to the holders of the Series B Preferred Stock ("Company's Conversion Notice"), cause all shares of the Series B Preferred Stock to be converted into Common Stock:

                (i) immediately prior to the consummation of any Reorganization; and

               (ii) at any time after the fifth anniversary of the date of issuance so long as the fair market value of the Common Stock is equal to or exceeds the Original Issue Price.

For purposes of this SECTION 5(i), the "fair market value" shall be, if the Company is publicly traded, the average closing sale price of the Common Stock for the twenty (20) consecutive trading days immediately preceding the Conversion Effective Date, and if the Company is not publicly traded, shall be determined by the Board of Directors of the Company in good faith.

     The Company's Conversion Notice shall specify which of the above two events is precipitating the conversion and shall identify the effective date of the conversion (the "Conversion Effective Date"). Upon receipt of the Company's Conversion Notice, the holders of the Series B Preferred Stock shall surrender the certificates representing such shares at the office of the Company or of its transfer agent. The certificates for shares of Series B Preferred Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Company or in blank. As promptly as practicable after the Conversion Effective Date, the Company shall issue and shall deliver to the holder of the shares of Series B Preferred Stock being converted the number of shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock in accordance with the provisions of this SECTION 5. If the Company's Conversion Notice is duly given, then notwithstanding that the certificates evidencing any of the shares of Series B Preferred Stock so called for conversion have not been surrendered, all rights with respect to such shares shall forthwith after the Conversion Effective Date cease and terminate, except only the right of holders to receive the shares of Common Stock in such conversion.

6.   REDEMPTION RIGHTS OF THE COMPANY.

     (a) REDEMPTION. Beginning on the second anniversary of the date of issuance of the Series B Preferred Stock, upon delivery of written notice in accordance with SECTION 6(c) hereof, the Company may redeem such number of shares of Series B Preferred Stock then as shall be specified in the Redemption Notice. If the Company desires to redeem fewer than all of the shares of Series B Preferred Stock outstanding, then the holders of the shares of Series B Preferred Stock will tender their proportionate number of shares.

     (b) REDEMPTION PRICE. The redemption price for each share of Series B Preferred Stock redeemed pursuant to this Section 6 shall be the Original Issue Price per share plus all accrued and unpaid dividends, whether or not earned or declared, on such shares up to and including the date fixed for redemption (the "REDEMPTION PRICE").

     (c) REDEMPTION NOTICE. At least 30 days prior to the Redemption Date, written notice (the "REDEMPTION NOTICE") shall be mailed, first class or certified mail, postage prepaid, or express, overnight courier service by the Company to each holder of record of Series B Preferred Stock which is to be redeemed, at its address shown on the records of the Company. The Redemption Notice shall contain the following information:

          (i) the number of shares of Series B Preferred Stock held by the holder which shall be redeemed by the Company and the total number of shares of Series B Preferred Stock held by all holders to be so redeemed;

          (ii)   the Redemption Price;

          (iii)  the Redemption Dates; and

          (iv) that the holder is to surrender to the Company, at the place designated therein, its certificate or certificates representing the shares of Series B Preferred Stock to be redeemed.

     (d) SURRENDER OF CERTIFICATES. Each holder of shares of Series B Preferred Stock to be redeemed shall surrender the certificate(s) representing such shares to the Company at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be paid to the order of the person whose name appears on such certificates) and each surrendered certificate shall be cancelled and retired. In the event some but not all of the shares of Series B Preferred Stock represented by a certificate(s) surrendered by a holder are being redeemed, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series B Preferred Stock which were not redeemed.

     (e) DIVIDENDS AND CONVERSION AFTER REDEMPTION. No shares of Series B Preferred Stock subject to redemption shall be entitled to any further dividends pursuant to SECTION 2 hereof or to the conversion provisions set forth in
SECTION 5 hereof.

7.   NOTICES OF RECORD DATE.  In the event of

     (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of capital stock of any class or any other securities or property, or to receive any other right, or

     (b) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

     (c) any voluntary or involuntary dissolution, liquidation or winding up of the Company, then and in each such event the Company shall mail or cause to be mailed to each holder of Series B Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Sock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, consolidation, merger, dissolution, liquidation or winding up. Such notice shall be mailed by first class mail, postage prepaid, or express overnight courier service, at least twenty (20) days prior to the date specified in such notice on which such action is to be taken.